Exhibit 99.1
News Release

Novelis Announces Executive Leadership Appointments
New senior leaders named in three regions as company prepares for global growth

ATLANTA, May 15, 2013 – Novelis, the world leader in aluminum rolling and recycling, today announced a number of senior executive moves designed to further accelerate its “One Novelis” global integration strategy. Company executives Marco Palmieri, Tadeu Nardocci and Erwin Mayr have been appointed as regional presidents for North America, South America and Europe, respectively, and Brad Soultz has been named head of global strategy and commercial activities.

“With assets on four continents and operations in 11 countries, we have been steadily growing our reputation for being a globally oriented company, focused on providing innovative, sustainable solutions to our customers,” said Phil Martens, president and CEO of Novelis. “As our customer base becomes increasingly globally organized, having senior executives who understand our business around the world will ensure that we are providing our customers with a seamless experience, wherever they are.”

Novelis North America
Marco Palmieri has been named senior vice president and president, Novelis North America, effective June 1. Palmieri will have responsibility for all aspects of the company’s largest region, which is currently experiencing a step-change in its product offerings as it increases its sales to the automotive sector.

Palmieri has served as senior vice president and president, Novelis South America, since joining the company in 2011. During this time, he has built an integrated management team in this complex geographic region and led a $300 million investment to expand Novelis’ aluminum rolling and recycling operations to serve South America’s rapidly expanding beverage can market.

Palmieri succeeds Tom Walpole, who is retiring from Novelis on June 30, after a 34-year career with the company.

Walpole has held a number of key leadership positions with Novelis since 1979, including plant manager of the company’s Oswego facility, vice president and general manager of the can business unit, and senior vice president and president, Novelis Asia. Walpole serves on the board of directors for the Aluminum Association and the Can Manufacturers Institute.

Novelis South America
Tadeu Nardocci has been named senior vice president and president, Novelis South America, effective May 20. As head of Novelis’ fastest-growing region, Nardocci will lead all aspects of the company’s business in South America, including the ongoing expansion of aluminum rolling and recycling operations at Novelis’ plant in Pindamonhangaba, Brazil.

Nardocci was most recently senior vice president and president, Novelis Europe, where he led the revitalization of the company’s business in the region, including increasing its focus on the automotive market and on closed-loop recycling agreements with automotive customers. Under his leadership, Novelis announced a $250 million investment in Nachterstedt, Germany, to build the world’s largest and most advanced aluminum recycling center.

Nardocci joined the company in 1978 as an engineer in Brazil. He has held positions of increasing responsibility with Novelis, including managing director of the company’s operations in Malaysia; senior corporate vice president in charge of innovation, technology and strategy; and a previous assignment as senior vice president and president, Novelis South America.

Novelis Europe
Erwin Mayr has been named senior vice president and president, Novelis Europe, effective immediately. As head of Novelis’ second-largest region, Mayr will have responsibility for all aspects of the company’s European business, including sales, operations and strategy implementation.

Mayr was previously senior vice president, chief strategy and commercial officer, with responsibility for creating the company’s global strategy and overseeing all of its key customer relationships and other commercial activities.

Mayr joined Novelis in 2002 as vice president, business planning and strategy. During his tenure, he has also served as business unit president, Advanced Rolled Products, for Novelis Europe.

Global Strategy and Commercial
Brad Soultz succeeds Erwin Mayr as vice president, chief strategy and commercial officer, effective immediately. Soultz will be responsible for developing Novelis’ global strategy and leading the global commercial organizations, with a focus on growing the company’s sales and customer base.

Soultz has a multinational background, having worked in Asia, Europe and North America. Prior to Novelis, he was managing director with Cummins Inc. Since joining Novelis in 2005, he has held a number of leadership positions, most recently serving as vice president, global supply chain. He has also served as vice president, Global Specialty Products; vice president and general manager of Novelis’ Automotive and Specialty Products businesses in North America; and vice president and general manager for Light-Gauge Products in North America.

All of the named executives will report directly to Novelis’ president and CEO, Phil Martens.

“We have made considerable investments to further develop our people and strengthen our leadership capabilities over the past few years,” Martens said. “As a result, we have built a world-class senior executive team that is well-prepared to accelerate Novelis’ growth and execute on its global business strategy.”

About Novelis
Novelis Inc. is the global leader in aluminum rolling and recycling. The company operates in 9 countries, has approximately 11,000 employees and reported revenue of $9.8 billion for its 2013 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

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Media Contact:                        Investor Contact:
Charles Belbin                            Isabel Janci
+1 404 760 4120                        +1 404 760 4164
charles.belbin@novelis.com                     isabel.janci@novelis.com

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